EXHIBIT 4.4

                                                                  EXECUTION COPY

                                WARRANT AGREEMENT

         THIS WARRANT AGREEMENT is made as of March 15, 2002, by and among Nortel Networks Inc., a Delaware corporation ("Nortel Networks" or the "Investor") and SAVVIS Communications Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         A. Prior to the date hereof, Nortel Networks, the Company and SAVVIS Communications Corporation, a Missouri corporation, were parties to that certain Amended and Restated Credit Agreement, dated as of September 5, 2000, as amended (the "Credit Agreement").

         B. Pursuant to an Assignment, Acceptance and Amendment dated as of the date hereof (the "Assignment"), by and among Nortel Networks, individually and as administrative agent, Welsh, Carson, Anderson & Stowe VI, L.P. ("WCAS VI"), Welsh, Carson, Anderson & Stowe VII, L.P. ("WCAS VII"), Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS VIII"), WCAS Management Corporation, for itself and as nominee of certain other individuals and entities ("WCAS"), the Company and Savvis Communications Corporation, a Missouri corporation, Nortel Networks has assigned its interests in the then-currently outstanding principal amount of the loans under the Credit Agreement to WCAS VI, WCAS VII, WCAS VIII and WCAS.

         C. In connection with a proposed transaction by and among the Company, the WCAS entities and certain other parties, whereby the Company's balance sheet will be restructured through, among other things, the issuance of equity securities of the Company whereby the Company will receive at least $50 million in cash proceeds (the "Restructuring"), Nortel Networks has agreed to the Assignment in exchange for the cash consideration set forth therein and the Company's agreement to grant to Nortel Networks the warrant described in this Agreement and certain registration rights with respect to the Warrant Stock (as defined below) in exchange for the cash consideration set forth herein.

         In consideration of the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                    AGREEMENT

                         ARTICLE I. GENERAL DEFINITIONS

         SECTION 1.1 DEFINED TERMS. Capitalized terms, when used herein, shall have the following meanings:
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         "Additional Shares of Common Stock" means any shares of Common Stock issued (or deemed to have been issued pursuant to Section 5.3(f)(ii)) by the Company other than: (a) Common Stock issued pursuant to a transaction described in Section 5.3(a) or Section 5.3(b), (b) shares of Common Stock issued or issuable upon conversion of preferred stock of the Company issued (or preferred stock issued as a dividend thereon) in connection with the Restructuring, (c) in addition to the shares of Common Stock described in (d) below, shares of Common Stock or options, warrants or similar rights to purchase shares of Common Stock, which shares are issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock option, restricted stock, employee stock purchase or similar plan approved by the Board of Directors of the Company, (d) shares of Common Stock issued or issuable upon conversion of all securities convertible, exchangeable or exercisable for, or rights to purchase, shares of Common Stock validly issued and outstanding as of the Closing Date and
(e) shares of Common Stock issued or issuable upon exercise of the Warrant and the Warrants issued to GECC pursuant to the GECC Warrant Agreement.

         "Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting Capital Stock of such Person; or (c) five percent (5%) or more of the voting Capital Stock of which is directly or indirectly beneficially owned or held by the Person in question. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that in no event shall the Investor or a Holder of a Warrant or Common Stock issued upon exercise of a Warrant be deemed for purposes of this Agreement to be an Affiliate of the Company.

         "Agreement" means this Warrant Agreement, including any and all exhibits and schedules hereto, as the same may be from time to time amended, modified or supplemented.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

         "Capital Stock" means, as to any entity (whether a corporation, partnership or another entity), corporate stock and any and all shares, partnership interests, limited partnership interests, limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated) of corporate stock or any of the foregoing issued by any such entity.

         "Closing" means the issuance of the Warrants on the Effective Date. The Closing shall take place at the offices of Jenkens & Gilchrist, P.C., 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202 or at such other place as may be mutually agreed upon by the Investor and the Company.

         "Closing Date" means the date upon which the Warrants are issued.


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         "Common Stock" means the Company's common stock, par value $0.01 per share, as such stock is constituted on the Closing Date, any stock into which such stock shall be changed, converted or exchanged and any stock resulting from reclassification of such stock.

         "Company" means SAVVIS Communications Corporation, a Delaware corporation.

         "Consent Effectiveness Date" means the earlier of the date on which the Company shall file or cause to be filed an amendment to its Certificate of Incorporation increasing the number of shares of authorized Common Stock to 600,000,000 shares with the Secretary of State of the State of Delaware in accordance with the requirements of Delaware law and the federal securities laws and, in the event the Closing (as defined in the Securities Purchase Agreement) has not occurred by April 30, 2002, April 30, 2002.

         "Credit Agreement" has the meaning set forth in the Recitals.

         "Current Market Value" means, on any date, the average of the daily closing market prices for each day for five trading days commencing one Business Day before such date as of which such a price can be established in the manner set forth below. The closing market price for each such trading day shall be the last sale price on such day as reported in the Consolidated Last Sale Reporting System or as quoted in the National Association of Securities Dealers Automated Quotation System, or if such last sale price is not available, the average of the closing bid and asked prices as reported in either such system, or in any other case the higher bid price quoted for such day as reported by The Wall Street Journal and the National Quotation Bureau pink sheets. If there is no active public market, the value shall be the fair market value thereof as reasonably determined in good faith by the Board of Directors of the Company.

         "Effective Date" means the earlier to occur of the Closing (as defined in the Securities Purchase Agreement) and April 30, 2002.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         "Exercise Price" has the meaning(s) set forth in the Warrant(s).

         "Expiration Date(s)" has the meaning(s) set forth in the Warrant(s).

         "Financial Statements" has the meaning specified in Section 2.9.

         "Fundamental Change" means any transaction or event, including, without limitation, any merger, consolidation, sale of assets, reclassification, recapitalization, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of the Company's Common Stock are converted into or exchanged for stock, other securities or assets.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in the Opinions of the Accounting Principles Board of the American Institute of


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Certified Public Accountants and/or in statements of the Financial Accounting
Standards Board and/or their respective successors and which are applicable to the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

         "GECC" means General Electric Capital Corporation, a Delaware corporation, and its permitted successors and assigns.

         "GECC Warrant Agreement" means that certain Warrant Agreement between the Company and GECC whereby GECC will be issued warrants to purchase 3% of the issued and outstanding shares of Common Stock of the Company on a fully diluted basis in connection with the Restructuring.

         "Governmental Authority" means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Governmental Requirement" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, Permit, certificate, license, authorization or other directive or requirement of any Governmental Authority.

         "Holder" means any Person (including, without limitation, the Investor) who acquires Warrants or Warrant Stock, including any transferees of Warrants or Warrant Stock; provided, however, that a holder of Warrant Stock purchased pursuant to an effective registration statement or pursuant to a sale conducted in accordance with Rule 144 of the Securities Act shall not be deemed a Holder.

         "Intellectual Property" means any U.S. or foreign patents, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, customer and supplier information, assembly and test data drawings or royalty rights.

          "Investor" means Nortel Networks and its permitted successors and assigns.

         "Lien" means any lien, mortgage, interest, security interest, tax lien, financing statement, pledge, charge, hypothecation or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.


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          "Material Adverse Effect" means any material adverse effect on, or the occurrence of any event or the existence of any condition that could reasonably be expected to have a material adverse effect on the assets, properties, business, operating results, financial condition or performance of the Company and its Subsidiaries, taken as a whole.

         "Other Equity Documents" means the Company's Stock option plan(s), the certificate of incorporation of the Company, the bylaws of the Company and any other instrument or document of organization or governance of the Company.

         "Permit" means any permit, certificate, approval, order, license or other authorization.

         "Person" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

         "Preferred Stock" means the Company's Series A Redeemable Preferred Stock, par value $0.01 per share.

         "Property" means property or assets of all kinds, real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the Closing Date.

         "Registration Rights Agreement" means that certain Investor Rights Agreement by and among the Investor, the Company and certain other parties dated as of the date hereof and effective as of the Effective Date.

         "Restructuring" has the meaning set forth in the Recitals.

         "SEC" means the Securities and Exchange Commission.

         "SEC Documents" has the meaning specified in Section 2.9.

         "Securities" means any equity securities of the Company including, without limitation, shares of the Company's Common Stock, any class or series of preferred stock, options, warrants, instruments convertible or exchangeable into such securities or rights to acquire such securities.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Purchase Agreement" means that certain Securities Purchase Agreement by and among the Company, Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership, the several other entities and individuals affiliated with such entity listed on Annex I thereto and any other purchasers that become a party to that agreement in accordance with


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Section 8.11 thereof, whereby the Company will issue equity securities to the parties in connection with the Restructuring.

         "Stockholder" means any Person who directly or indirectly owns any shares of Common Stock (including Warrant Stock).

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is, at the time, directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

         "Volume Weighted Market Value" means, at any date, the price per share of Common Stock which equals (i) the sum of the products, for each of the prior 20 trading days, of the Closing Market Price on such day, multiplied by the volume of shares traded on such day, (ii) divided by the total volume of shares traded the prior 20 trading days. If no Closing Market Price for shares of Common Stock can be determined, the Volume Weighted Market Value shall be the fair market value thereof as reasonably determined in good faith by the Board of Directors of the Company. For purposes of this definition, "Closing Market Price" means, on any trading day, the last sale price for shares of Common Stock on such day as reported in the Consolidated Last Sale Reporting System or as quoted in the National Association of Securities Dealers Automated Quotation System, or if such last sale price is not available, the average of the closing bid and asked prices as reported in either such system, or in any other case the higher bid price quoted for such day as reported by The Wall Street Journal and the National Quotation Bureau pink sheets.

          "Warrant" and "Warrants" means the Warrant issued to the Investor by the Company pursuant to this Agreement, substantially in the form of Exhibit A, and all Warrants issued upon transfer, division, combination of, or in substitution for, any thereof.

         "Warrant Stock" means all shares of Common Stock issuable from time to time upon exercise of a Warrant.

            ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Investor that the following statements are true, correct and complete as of the date hereof or, if indicated, as of the Effective Date, and will be true, correct and complete as of the Effective Date as though made on such date:

         SECTION 2.1 EXISTENCE; QUALIFICATION. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of Delaware. The Company and each of its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in every jurisdiction where the failure to be so qualified would


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have a Material Adverse Effect and has all requisite corporate power and authority to transact its business as now conducted in all such jurisdictions.

         SECTION 2.2 NO BREACH. The execution, delivery and, as of the Effective Date, the performance by the Company of this Agreement, the Registration Rights Agreement and the Warrant, the completion by it of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, will not (a) violate the certificate of incorporation or bylaws or any other instrument or document of organization or governance of the Company, (b) violate, or result in a breach of or default under, any other material instrument or material agreement to which the Company or any of its Subsidiaries is a party or is bound, (c) violate any judgment, order, injunction, decree or award against or binding upon the Company or it Subsidiaries, (d) result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries, or (e) violate any law, rule or regulation relating to the Company or any of its Subsidiaries.

         SECTION 2.3 CORPORATE ACTION. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Registration Rights Agreement and the Warrant; the execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Warrant, and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all necessary action (including all Stockholder action, if any) on the part of the Company; this Agreement, the Registration Rights Agreement and the Warrant have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and general principles of equity; as of the Consent Effectiveness Date, the Warrant Stock shall have been duly and validly authorized and reserved for issuance and shall, when paid for, issued and delivered in accordance with the Warrant, be duly and validly issued, fully paid and nonassessable and free and clear of any Liens; and none of the Warrant Stock issued pursuant to the terms hereof will be in violation of any preemptive rights of any Stockholder.

         SECTION 2.4 APPROVALS. Other than the filing with the Secretary of State of Delaware of the certificate of amendment to the Company's certificate of incorporation increasing the number of shares of authorized Common Stock to 600,000,000 (if applicable), no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution or delivery, or will be as of the Effective Date necessary for the performance, by the Company of this Agreement, the Registration Rights Agreement or the Warrant or for the validity or enforceability thereof. Any such action required to be taken as a condition to the execution and delivery of this Agreement, the Registration Rights Agreement, or the execution, issuance and delivery of the Warrant, has been duly taken by all such Governmental Authorities or other Persons, as the case may be.

         SECTION 2.5 CAPITALIZATION.


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                  (a) As of the date hereof, the authorized capital stock of the
Company consists of 250,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of March 7, 2002, 94,733,074 shares of Common Stock and no shares of Preferred Stock are issued and outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

                  (b) As of the date hereof, except for options granted pursuant to the Company's stock option plan to purchase an aggregate 7,910,331 shares of Common Stock and except as set forth on Schedule 2.5(b), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any of its Subsidiaries is authorized or outstanding, and (except as otherwise expressly contemplated by this Agreement, the Securities Purchase Agreement or the GECC Warrant Agreement) there is not any legally binding commitment of the Company or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets.

         SECTION 2.6 OFFERING. Assuming the truth and accuracy of the Investor's representations and warranties contained in Section 5.2, the issuance and sale of the Warrant to the Holder hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act.

         SECTION 2.7 LITIGATION. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Authority seeking to enjoin the transactions contemplated by this Agreement or the Warrants.

         SECTION 2.8 BROKERS. The Company has not incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions in connection with the transactions expressly contemplated by this Agreement with respect to which the Investor or any other Holder would be liable.

         SECTION 2.9 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company has filed in a timely manner all documents that the Company was required to file with the Commission under Sections 13, 14(a) and 15(d) of the Exchange Act, since its initial public offering. As of their respective filing dates, all documents filed by the Company with the Commission ("SEC Documents") complied with the requirements of the Exchange Act or the Securities Act, as applicable. None of the SEC Documents as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Company and its


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Subsidiaries at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments, recurring adjustments and the absence of footnotes.

                       ARTICLE III. AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees that, as long as the Investor holds the Warrant or Warrant Stock, the Company will perform and observe the following covenants:

         SECTION 3.1 INSPECTION RIGHTS. The Company and each of its Subsidiaries will permit representatives and agents of the Investor, during normal business hours and upon reasonable notice, to examine, copy and make extracts from its books and records, to visit and inspect its Properties and to discuss its business, operations and financial condition with its officers and independent certified public accountants, subject to any applicable securities laws.

         SECTION 3.2 FINANCIAL STATEMENTS, ETC. The Company agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act so long as the Company is registered under the Exchange Act. Upon request of the Investor, the Company will deliver to the Investor a written statement that it has complied with such requirements.

         SECTION 3.3 RESTRICTIONS ON PERFORMANCE. The Company shall not at any time enter into an agreement or other instrument limiting in any manner its ability to perform its obligations under this Agreement, the Registration Rights Agreement or the Warrant, or making such performance of the issuance of Common Stock upon exercise of the Warrant a default under any such agreement or instrument.

         SECTION 3.4 MODIFICATION OF OTHER EQUITY DOCUMENTS. The Company shall not amend, or consent to any modification, supplement or waiver of any provision of any Other Equity Documents in a way which would (i) restrict the transferability of the Warrant or the Warrant Stock, (ii) restrict the transferability of the rights of the Investor in this Agreement to any transferee of all or a portion of the Investor's Warrant and/or Warrant Stock,
(iii) require any consent or other approval of any Person to the exercise of the Warrant by the Investor or the issuance of Warrant Stock upon such exercise or
(iv) restrict the ability of the Company to perform its obligations under this Agreement..

         SECTION 3.5 RESERVE FOR WARRANT STOCK. The Company shall at all times on and after the Consent Effectiveness Date and prior to the Expiration Date, reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the exercise of the Warrant and otherwise complying with terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the exercise of the Warrant from time to time outstanding or otherwise to comply with the terms of this Agreement. If, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of the Warrant or otherwise to comply with the terms of this Agreement, the Company shall forthwith use commercially reasonable efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such


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number of shares as shall be sufficient for such purposes. The Company shall use commercially reasonable efforts to obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon exercise of the Warrant.

                    ARTICLE IV. INVESTOR'S ADDITIONAL RIGHTS

         SECTION 4.1 EXCHANGE OF CERTIFICATES FOR WARRANTS. Each certificate for Warrants may be exchanged, at the option of the Holder thereof, and upon surrender of such certificate to the Company, for another certificate for Warrants, or other certificates for Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of shares of Warrant Stock. Any Holder desiring to exchange a certificate(s) for Warrants shall make such request in a writing delivered to the Company, and must surrender the certificate(s) for Warrants to be so exchanged. Thereupon, the Company will execute and deliver to the Holder a new certificate(s) for Warrants so requested. The certificate(s) for Warrants surrendered for exchange will be cancelled by the Company.

         SECTION 4.2 TAXES. The Company shall pay all taxes which may be payable in connection with the execution and delivery of this Agreement or the issuance of the Warrant and Warrant Stock hereunder or in connection with any modification of this Agreement or the Warrant, unless such tax is imposed by law upon the Holder (including, without limitation, Federal, state or local income taxes), in which case such taxes shall be paid by Holder. The obligations of the parties under this Section shall survive any redemption, repurchase or acquisition of the Warrant or Warrant Stock by the Company, any termination of this Agreement, and any cancellation or termination of the Warrant.

         SECTION 4.3 REPLACEMENT OF INSTRUMENTS. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate or instrument evidencing any Warrants or Warrant Stock, and

                  (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Common Stock is not at the time publicly traded and the owner of the same is the Investor or an institutional lender or investor, its own agreement of indemnity shall be deemed to be satisfactory), or

         (b) ______ in the case of mutilation, upon surrender or cancellation thereof, the Company, at its expense, shall execute, register and deliver, in lieu thereof, a new certificate or instrument for (or covering the purchase of) an equal number of Warrants or Warrant Stock.

                               ARTICLE V. WARRANTS

         SECTION 5.1 ISSUANCE OF WARRANT. On the Effective Date, the Company shall issue the Warrant to the Investor. The Warrant shall be exercisable in whole or in part at any time or from time to time as set forth in the Warrant for the aggregate number of shares of Common Stock as is set forth in the Warrant. The number of shares that the Warrant may be exercisable for and the Exercise Price is subject to adjustment as provided under Section 5.3.


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         SECTION 5.2 REPRESENTATIONS OF THE INVESTOR. The Investor represents and warrants to the Company that the following statements are true, correct and complete as of the date hereof:

                  (a) The Investor (i) is an "Accredited Investor," as that term is defined in Regulation D under the Securities Act; (ii) has such knowledge, skill and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Company and the suitability thereof as an investment for the Investor; (iii) has received such documents and information as it has requested and has had an opportunity to ask questions of representatives of the Company concerning the terms and conditions of the investment proposed herein, and such questions were answered to the satisfaction of the Investor; and (iv) is in a financial position to hold the Warrant and shares of Common Stock issued upon exercise thereof for an indefinite time and is able to bear the economic risk and withstand a complete loss of its investment in the Company.

                  (b) The Investor is acquiring the Warrant and any Common Stock issuable upon exercise thereof for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

                  (c) The Investor understands that the Warrant and any Common Stock issuable upon exercise thereof have not been registered under applicable state or federal securities laws. The Investor acknowledges that by virtue of the provisions of certain rules respecting "restricted securities" promulgated by the SEC, the shares of Common Stock issuable upon the exercise of the Warrant will be required to be held indefinitely, unless and until registered under the Securities Act and applicable state securities laws, or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available, in which case the Investor may still be limited as to the number of such shares that may be sold. The Investor acknowledges that the certificate representing the Warrant and any Common Stock issuable upon exercise thereof will bear a conspicuous legend in substantially the form set forth below:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT BY REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE A VIOLATION OF THE 1933 ACT AND THE STATE ACTS.

Notwithstanding the foregoing, the certificates representing the Warrant and any Common Stock issuable upon exercise thereof need not bear the foregoing legend if the Warrant or Common


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Stock has been transferred and (i) such transfer is in accordance with the provisions of Rule 144 under the Securities Act (or any other rule permitting public sale without registration under the Securities Act); (ii) the Company receives an opinion of counsel reasonably satisfactory to the Company to the effect that the holder and any subsequent holder (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act; or (iii) such securities are sold pursuant to an effective registration statement under the Securities Act.

                  (d) All action on the part of the Investor necessary for the acquisition of the Warrant and the consummation of the transactions contemplated herein has been duly and validly taken, and this Agreement is a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights and general principles of equity.

         SECTION 5.3 ADJUSTMENTS. If any of the following events shall occur at any time or from time to time prior to the exercise of the Warrant, the following adjustments shall be made in the Exercise Price and/or the number of shares then purchasable upon the exercise of the Warrant, as appropriate:

                  (a) Stock Splits and Combinations. In case the Company shall at any time or from time to time after the Closing Date (i) subdivide or split the outstanding shares of Common Stock, (ii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (iii) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the Exercise Price in effect immediately prior to such event or the record date therefor, whichever is applicable, shall be proportionately increased or reduced, as applicable, and the aggregate number of shares for which the Warrant shall be exercisable shall be proportionately increased or reduced, as applicable, so that the holder of the Warrant thereafter surrendered for exercise shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such Warrant been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is applicable. An adjustment made pursuant to this subparagraph (a) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (b) Dividends and Distributions in Common Stock. In case the Company shall at any time or from time to time after the Closing Date pay a dividend or make a distribution payable in shares of Common Stock on any class of Capital Stock of the Company other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in paragraph (a) above, the Exercise Price shall be reduced to the price determined by multiplying (i) the applicable Exercise Price by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock theretofore outstanding and the denominator of which shall be the sum of such number of shares and the total number of shares issuable in such dividend or distribution. The provisions of this clause shall similarly apply to successive distributions.

                  (c) Distribution of Indebtedness, Securities or Assets. In case the Company shall at any time or from time to time after the Closing Date distribute to any holders of Common Stock (whether by dividend or in a merger, amalgamation, consolidation or otherwise) evidences of indebtedness, shares of Capital Stock of any class or series, other securities, cash or assets (other than securities referred to in subparagraph (b) above or (f) below or a dividend payable exclusively in cash and other than as a result of a Fundamental Change) in respect of such holder's Common Stock, the Exercise Price in effect immediately prior to the close of business on the record date fixed for determination of stockholders entitled to receive such distribution shall be reduced by multiplying such Exercise Price by a fraction, the numerator of which is the Volume Weighted Market Value on such record date less the fair market value (as determined by the Board of Directors of the Company, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of Capital Stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator of which is the Volume Weighted Market Value. Such adjustment shall be made successively whenever any such event shall occur.

                  (d) Fundamental Changes. In case of any Fundamental Change, the holder of a Warrant outstanding immediately prior to the occurrence of such Fundamental Change shall have the right upon any subsequent exercise to receive the kind and amount of stock, other securities, cash and assets that such holder would have received if such Warrant had been exercised immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5.3 with respect to the rights of the holders of a Warrant after the Fundamental Change to the end that the provisions of this Section 5.3 shall be applicable after that event in a manner as nearly equivalent as practicable as before the Fundamental Change.

                  (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon the exercise of the Warrant and, in lieu thereof, any fractional shares shall be rounded down to the nearest whole share.

                  (f) Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock.

                           (i) In the event the Company shall issue Additional
Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.3(f)(ii)), without consideration or for a consideration per share less than the Exercise Price in effect on the date of and immediately prior to such issue, then, and in each such event, the Exercise Price will be recalculated in accordance with the following formula: the Exercise Price then in effect shall be multiplied by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance ("Outstanding Common Stock") plus the number of shares of Common Stock that the aggregate consideration (determined in the manner provided in Section 5.3(f)(iii)) received by the Company for such issuance would purchase at the Exercise Price in effect immediately prior to such issuance; and (y) the denominator of which shall be the number of shares of Outstanding Common Stock plus the number of shares of such Additional Shares of Common Stock. For purposes of the foregoing calculation, the term "Outstanding Common Stock" shall include, without limitation, shares of Common Stock issued or issuable upon the exercise, exchange or conversion of outstanding securities, excluding Common Stock issuable upon the exercise, exchange or conversion of options, warrants or similar rights to acquire Common Stock, at a price greater than the Volume Weighted Market Value as of the date of adjustment.

                           (ii) In the case of the issuance of options to
purchase or rights to subscribe for Common Stock, securities by their terms or by agreement with the Company convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall be taken into account in making the adjustment:

                                    (A) The shares of Common Stock deliverable
upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 5.3(f)(iii)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                    (B) The aggregate maximum number of shares
of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any condition to convertibility or exchangeability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments, accrual of dividends or payment of any premiums or preferences conditioned upon the occurrence of specified transactions) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 5.3(f)(iii)).

                           (iii) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Company irrespective of any accounting treatment.

                           (iv) Notwithstanding any other provisions of this
Section 5.3(f), no adjustment of the Exercise Price pursuant to this Section 5.3(f) shall have the effect of increasing the Exercise Price above the Exercise Price in effect immediately prior to such adjustment.

                  (g) Number of Shares Upon Adjustment of Exercise Price. Upon each adjustment of the Exercise Price, the holder of a Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant to such Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

         SECTION 5.4 NOTICES OF CERTAIN EVENTS.

                  (a) In the event of (i) any setting by the Company of a record date with respect to the holders of any class of securities of the Company for the purpose of determining which of such holders are entitled to dividends or other distributions, or any right to subscribe for, purchase or otherwise acquire any shares of Common Stock or any other securities or Property, or to receive any other right; (ii) any capital reorganization of the Company, or reclassification or recapitalization of the Common Stock of the Company or any transfer of all or substantially all of the assets of the Company to, or consolidation or merger of the Company with or into, any other entity or Person; or (iii) any voluntary dissolution, liquidation or winding up of the Company; then, and in each such event, the Company will mail or cause to be mailed to the Investor or any other Holder of the Warrant at the time (as reflected in the records of the Company), a notice specifying, as the case may be: (A) the date on which any such record is to be set for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right; (B) the date as of which the holders of record shall be entitled to vote on any reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up; or (C) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other Capital Stock or securities receivable upon the exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other Capital Stock or securities) for securities or other Property deliverable upon such event. Any such notice shall be given, as provided in Section 7.10 of this Agreement, at least fifteen (15) days prior to the date therein specified and the Holder of the Warrant may exercise its Warrant at any time within the fifteen (15) day period from the date of mailing of such notice.

                  (b) If there shall be any adjustment as provided in Section 5.3, or if securities or Property other than shares of Common Stock of the Company shall become purchasable in lieu of shares of such Common Stock upon exercise of the Warrant, the Company shall forthwith cause written notice thereof to be sent, as provided in Section 7.10, to the Investor or any other Holder of the Warrant at the address of such Person shown on the books of the Company, which notice shall be accompanied by a certificate of the chief financial officer of the Company setting forth in reasonable detail the basis for the Investor or any other Holder becoming entitled to purchase such shares and the number of shares that may be purchased and the Exercise Price thereof, or the facts requiring any such adjustment and the Exercise Price and number of shares purchasable after such adjustment, or the kind and amount of any such securities or Property so purchasable upon the exercise of the Warrant, or the number of shares issued to the Investor or other Holder as ownership protection, as the case may be. At the request of the Investor or any other Holder and upon surrender of the Warrant, the Company shall reissue the Warrant in a form conforming to such adjustments.

                         ARTICLE VI. CLOSING DELIVERIES

         SECTION 6.1 COMPANY CLOSING DELIVERIES. On the Closing Date, the Company shall deliver and/or satisfy, as the case may be, the following items:

                  (a) Resolutions. A copy of resolutions approving this Agreement, the Registration Rights Agreement and authorizing the transactions contemplated hereby, duly adopted by the Board of Directors of the Company, accompanied by a certificate of the secretary or assistant secretary of the Company, dated as of the Closing Date, certifying that such copy is a true and correct copy of resolutions duly adopted at a meeting of, or by unanimous written consent of, the Board of Directors of the Company and that such resolutions have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date.

                  (b) Consents. Copies of all material consents or waivers necessary for the execution, delivery and performance by the Company of this Agreement, in a form satisfactory to the Investor.

                  (c) Regulatory Approvals. Evidence satisfactory to the Investor that all filings, consents or approvals with or of Governmental Authorities necessary to consummate the transactions contemplated by this Agreement have been made and obtained, if any.

                  (d) Compliance with Laws. As of the Closing Date, the Company shall have complied with all Governmental Requirements necessary to consummate the transactions contemplated by this Agreement.

                  (e) No Prohibitions. No Governmental Requirement shall prohibit the consummation of the transactions contemplated by this Agreement or any of other agreements delivered in connection with this transaction, including, but not limited to, the Registration Rights Agreement, and no order, judgment or decree of any Governmental Authority or arbitrator shall, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain or otherwise adversely affect in any material manner the consummation of the transactions contemplated by this Agreement or otherwise have a Material Adverse Effect.

                  (f) The Warrant. The Company shall have executed and delivered to the Investor the Warrant.

                  (g) Closing Certificate. The Company shall execute and deliver to the Investor a closing certificate in form and substance satisfactory to the Investor certifying as to the satisfaction of each of the items set forth in this Section 6.1 that are required to be satisfied on or before the Closing Date.

         SECTION 6.2 INVESTOR CLOSING DELIVERY. On the Closing Date, the Investor shall deliver $100.00 to the Company.

                           ARTICLE VIII. MISCELLANEOUS

         SECTION 7.1 MODIFICATION OF AGREEMENT; SALE OF INTEREST.

                  (a) This Agreement may not be modified, altered or amended except by an agreement in writing signed by the Investor and the Company. The Company may not sell, assign or transfer this Agreement or any portion hereof, including, without limitation, any of the Company's rights, titles, interests, remedies, powers, obligations and/or duties hereunder. The Investor may, subject to the provisions of Section 7.1(b) below, sell, assign, transfer or otherwise dispose of, at any time or times hereafter, this Agreement or the Warrants (including all or part of their rights under the Warrants) or any portion hereof or thereof, including, without limitation, the Investor's rights, title, interests, remedies, powers, obligations and/or duties hereunder or thereunder, and such transferee or assignee must agree to be bound by the terms and conditions of this Agreement.

                  (b) Anything to the contrary in this Agreement notwithstanding, if the Investor has assigned any of its rights as permitted hereunder, the rights of the Investor, including the right to grant any consent or waiver or to enter into any amendment to this Agreement, may be exercised by the holders of the majority in interest of the Common Stock issuable under the Warrants.

         SECTION 7.2 EXPENSES. The Company will pay the Investor's expenses (including reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with the preparation of this Warrant Agreement and the Warrants and the Closing hereunder.

         SECTION 7.3 WAIVER. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         SECTION 7.4 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, or invalid under, applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         SECTION 7.5 PARTIES. This Agreement and the Registration Rights Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Investor.

         SECTION 7.6 NO FIDUCIARY RELATIONSHIP. The Investor has no fiduciary or other special relationship with the Company, and no term or condition of the Agreement shall be construed so as to deem the relationship between the Company and the Investor to be such. No joint venture or partnership is created by this Agreement among the Company and the Investor.

         SECTION 7.7 ENTIRE AGREEMENT. This Agreement and the Warrant constitute the entire agreement of the parties with respect to the Warrant.

         SECTION 7.8 EQUITABLE RELIEF. The Company recognizes that, in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Investor; therefore, the Company agrees that the Investor, if the Investor so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         SECTION 7.9 GOVERNING LAW; JURISDICTION; WAVIER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF. EACH OF THE PARTIES HEREBY SUBMITS TO PERSONAL JURISDICTION AND WAIVES ANY OBJECTION AS TO VENUE IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. SERVICE OF PROCESS ON THE PARTIES IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF MAILED TO THE PARTIES IN ACCORDANCE WITH
SECTION 7.10 HEREOF. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER.

         SECTION 7.10 NOTICES. All notices, requests, consents, approvals or demands to or upon the respective parties hereto shall be given or made to each party at the address specified below.

If to the Company:

         SAVVIS Communications Corporation
         12851 World Gate Drive
         Herndon, Virginia 20170
         Attn: Ms. Nancy Bridgman Lysinger
               Lane Blumenfeld, Esq.
         Telecopy: (703) 234-8315
                   (703) 234-8374

                  With a copy to:

                  Hogan & Hartson L.L.P.
                  885 Third Avenue, 26th Floor
                  New York, New York  10022
                  Attn:  Christine M. Pallares
                  Telecopy:  (212) 918-6100

If to the Investor:

         Nortel Networks Inc.
         GMS 991 15 A40
         2221 Lakeside Blvd.
         Richardson, Texas  75082-4399
         Attn: Paul D. Day, Vice President, Customer
               Finance, North America
               Charles M. Helm, Esq.
         Telecopy: (972) 684-3679

                  With a copy to:

                  Jenkens & Gilchrist, P.C.
                  1445 Ross Ave., Suite 3200
                  Dallas, Texas  75202
                  Attn: Michael J. Pendleton
                        Ronald D. Rosener
                  Telecopy: (214) 855-4300

Unless otherwise specified herein, all such notices, requests, consents, approvals and demands given or made in connection with the terms and provisions of this Agreement shall be in writing and shall be deemed to have been given or made when personally delivered, or, if mailed, upon the earlier of actual receipt by the addressee or three (3) days after sent by registered or certified mail, postage prepaid, or, in the case of overnight courier service (which may be utilized hereunder), when delivered by the overnight courier company to the respective address specified above, or, in the case of telecopy or facsimile transmission (which may be utilized hereunder), within the first business hour (9:00 a.m. to 5:00 p.m., local time for the recipient, on any Business Day) after receipt by the respective addressee. Any party may change the address or transmission number to which notices shall be directed hereunder by giving ten
(10) days written notice of such change to the other parties.

         SECTION 7.11 SECTION TITLES. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         SECTION 7.12 CONFIDENTIAL TREATMENT. Each party acknowledges that it has had, and may in the future have, access to confidential information about the other party and its business operations, including, without limitation, the other party's books, agreements, records, tax returns, correspondence, officers, directors, employees, consultants, contractors, clients, customers, vendors, lessors, licensors, suppliers, Intellectual Property, marketing strategies, business plans and other financial and operating information relating to its businesses and assets. Each party agrees that it will (i) keep confidential all such information, (ii) not use such confidential information on its own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other Person, and (iii) not disclose such confidential information to any third party (other than to the receiving party's counsel, accountants and other consultants in connection with the transactions contemplated hereby) or circulate, disclose or refer to such confidential information publicly without the disclosing party's advance written authorization; provided, however, that the receiving party shall have no such obligations with respect to confidential information to the extent that such information (A) was lawfully obtained by it not subject to restrictions of confidentiality, (B) is a matter of public knowledge, (C) has been or is hereafter publicly disclosed other than by or through the receiving party; or (D) is required to be disclosed by the order of any court or administrative agency or in accordance with applicable law.

         Without limiting the generality of the foregoing, each of the parties hereto agrees that it will not, and the Company will not permit any Subsidiary to, without the prior written consent of the Company or the Investor, as applicable, issue or publish a press release, tombstone or other similar announcement or publication relating to this Agreement or any other related agreement or the transactions contemplated hereby, unless they or it are required to do so by the order of any court or administrative agency or in accordance with applicable law; provided, however, that the disclosing party will deliver to the Company or the Investor, as applicable, written notice of any intention or obligation of any disclosing party to deliver or provide a copy of this Agreement or any other related agreement or any term or provision hereof or thereof to any Governmental Authority at least ten business days prior to, or such lesser time as is practicable given the date upon which such Governmental Authority first requires delivery, the initial date upon which any such delivery or provision occurs and the disclosing party shall use all reasonable efforts to redact or delete from such copy or such term or provision such terms or provisions or language relating to confidential information as may be requested by the Company or the Investor, as applicable, to be so redacted or deleted before the same is so delivered or provided. Notwithstanding anything to the contrary contained in this Section, the Company shall be permitted to disclose in general terms, by press release or similar public announcement, in connection with the Restructuring, the settlement with the Investor as contemplated by this Agreement; provided (a) the Company's legal advisors determine that securities laws require such disclosure, (b) the Investor reviews and consents to any such disclosure, which consent shall not be unreasonably withheld and (c) the disclosure discusses the settlement with the Investor in general terms and does not include specific numbers or amounts.

         SECTION 7.13 COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which collectively constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A facsimile or photocopy of an executed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

         SECTION 7.14 FURTHER ASSURANCES. Each party will execute and deliver such further agreements, documents and instruments and take such further action as may be reasonably requested by the other party to carry out the provisions and purposes of this Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed and delivered on their behalf, as of the day and year first written above.

                                    THE INVESTOR:

                                    NORTEL NETWORKS INC.



                                    By: /s/ Elias Makris
                                        Name: Elias Makris
                                        Title: Director, Customer Finance


                                    THE COMPANY:

                                    SAVVIS COMMUNICATIONS CORPORATION
                                    A DELAWARE CORPORATION



                                    By: /s/ David J. Frear
                                        Name: David J. Frear
                                        Title: Executive Vice President and CFO












                      [SIGNATURE PAGE TO WARRANT AGREEMENT]

                                    Exhibit A
                                    ---------

                                 Form of Warrant

                                    EXHIBIT A

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT BY REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND THE STATE ACTS.




[INSERT NUMBER] Shares of Common Stock                             Warrant No. 1



                                     WARRANT
                           To Purchase Common Stock of
            SAVVIS Communications Corporation, a Delaware corporation



         1. GRANT OF WARRANT. THIS IS TO CERTIFY THAT Nortel Networks Inc., a Delaware corporation, or its registered assigns (the "Holder"), is entitled to exercise this Warrant to purchase from SAVVIS Communications Corporation, a Delaware corporation (the "Company"), up to an aggregate of [INSERT NUMBER](1) shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), subject to adjustment determined in accordance with ARTICLE V of the Agreement (as defined below) all on the terms and conditions and pursuant to the provisions hereinafter set forth. This Warrant is being granted pursuant to the terms of that certain Warrant Agreement dated as of March 15, 2002 (the "Agreement"), by and among the Company and the Holder, and the Company and the Holder intend to be legally bound hereby and thereby. Any capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement. The Company acknowledges

--------------------
(1) To represent 2% of the Common Stock of the Company on a fully-diluted basis as of the Effective Date (and after taking into account the issuance of the Warrant, the GECC Warrant and the Restructuring (if applicable) but (i) excluding shares of Common Stock or options, warrants or similar rights to purchase shares of Common Stock, which shares are issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock option, restricted stock, employee stock purchase or similar plan approved by the Board of Directors of the Company and (ii) shares of Preferred Stock issued in excess of $57.5 million in cash, any shares of Preferred Stock issued for Senior Notes (as defined in the Securities Purchase Agreement) and accrued interest thereon and shares of Preferred Stock issued in exchange for Senior Debt (as defined in the Securities Purchase Agreement)).

that the Holder's agreement to take certain actions in connection with the Restructuring (as contemplated by the Agreement) and the payment of $100.00 is fair and full consideration for the rights granted to the Holder hereunder, since the Company acknowledges that, due to restrictions on the exercisability of this Warrant and other restrictions on the rights of the Holder contained herein and in the Agreement, the value of this Warrant is contingent, speculative and uncertain.

         2. EXERCISE PRICE. The purchase price payable for each of the shares of Common Stock sold upon exercise of this Warrant shall be ________ (the "Exercise Price"). Such Exercise Price and the number of shares of Common Stock into which this Warrant is exercisable are subject to adjustment from time to time as provided in ARTICLE V of the Agreement.

         3. EXERCISE. This Warrant may be exercised in whole or in part at any time or from time to time after the date hereof and on or before the fifth anniversary of the date hereof (the "Expiration Date"), unless otherwise extended pursuant to the terms of the Agreement.

         In order to exercise this Warrant, in whole or in part, the Holder hereof shall deliver to the Company at its principal office at 12851 World Gate Drive, Herndon, Virginia 20170, or at such other office as shall be designated by the Company pursuant to the Agreement:

                  (a) written notice of the Holder's election to exercise this Warrant, which notice shall be substantially in the form of the attached "Subscription Form" and shall specify the number of shares of Common Stock to be purchased pursuant to such exercise;

                  (b) either (i) a wire transfer of immediately available funds to the Company or (ii) notice that the Exercise Price is satisfied by reduction of the number of shares to be received by the Holder upon exercise of this Warrant as provided in Section 4 below, with the amount of such reduction specified in such notice; in each case such wire transfer or reduction in the number of shares shall be in an amount equal to the aggregate purchase price for all shares of Common Stock to be purchased pursuant to such exercise; and

                  (c) this Warrant, properly endorsed.

Upon receipt thereof, the Company shall, as promptly as practicable, and in any event within ten (10) days thereafter, execute or cause to be executed and delivered to the Holder a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise. The stock certificate or certificates so delivered shall be registered in the name of the Holder or such other name as shall be designated in said notice.

         This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a Holder of record of such shares for all purposes, as of the date of that said notice, together with said payment and this Warrant, is received by the Company as aforesaid (the "Exercise Date"). Except as otherwise provided in the Agreement or this Warrant, the Holder of this Warrant shall not, by virtue of its ownership of this Warrant, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, that the Holder shall, for all purposes, be deemed to have become the Holder of record of such shares on the Exercise Date. If the exercise is for less than all of the shares of Common Stock issuable as provided in this Warrant, the Company shall issue a new Warrant of like tenor and date for the balance of such shares issuable hereunder to the Holder. The Holder of this Warrant, by its acceptance hereof, consents to and agrees to be bound by and to comply with all of the provisions of this Warrant.

         4. "CASHLESS" EXERCISE. At the option of the Holder, the Holder may exercise this Warrant without a cash payment of the Exercise Price, by designating that the number of the shares of Common Stock issuable to the Holder upon such exercise shall be reduced by the number of shares having a Current Market Value as of the Exercise Date equal to the amount of the total Exercise Price for such exercise. In such instance, no cash or other consideration will be paid by the Holder in connection with such exercise other than the surrender of the Warrant itself, and no commission or other remuneration will be paid or given by the Holder or the Company in connection with such exercise. If such exercise results in only a partial exercise of this Warrant, then the Company shall deliver to the Holder a new Warrant evidencing the remaining rights under the Warrant, as provided in Section 3 above.

         5. TAXES. The issuance of any Common Stock or other certificate upon the exercise of this Warrant shall be made without charge to the registered Holder hereof, or for any tax in respect of the issuance of such certificate, unless such tax is imposed by law upon the Holder (including, without limitation, Federal, state or local income taxes), in which case such taxes shall be paid by the Holder. The obligations of the parties under this Section shall survive any redemption, repurchase or acquisition of this Warrant or the Common Stock issued upon exercise of this Warrant by the Company, and any cancellation or termination of this Warrant.

         6. TRANSFER. Except as otherwise provided under the Agreement, this Warrant and all options and rights hereunder are transferable, as to all or any part of the number of shares of Common Stock purchasable upon its exercise, by the Holder hereof in person or by its duly authorized attorney on the books of the Company upon surrender of this Warrant at the principal offices of the Company, together with the "Assignment Form" attached hereto duly executed. The Company shall deem and treat the registered Holder of this Warrant at any time as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary. If this Warrant is transferred in part, the Company shall, at the time of surrender of this Warrant, issue to the transferee a Warrant covering the number of shares of Common Stock transferred and to the transferor a Warrant covering the number of shares not transferred.

         7. NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon the exercise of this Warrant and, in lieu thereof, any fractional shares shall be rounded down to the nearest whole.

         8. REGISTRATION RIGHTS. The Common Stock into which this Warrant is exercisable is subject to the Registration Rights Agreement, as such agreement may be amended from time to time.

         9. RESERVATION OF SHARES. The Company shall, at all times following the Consent Effectiveness Date and prior to the Expiration Date, reserve and keep available such number of authorized shares of its Common Stock, solely for the purpose of effecting the exercise of this Warrant, as may from time to time be issuable upon exercise of this Warrant.

         10. APPLICABLE LAW. THIS WARRANT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF. EACH OF THE PARTIES HEREBY SUBMITS TO PERSONAL JURISDICTION AND WAIVES ANY OBJECTION AS TO VENUE IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. SERVICE OF PROCESS ON THE PARTIES IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF MAILED TO THE PARTIES IN ACCORDANCE WITH SECTION 7.10 OF THE AGREEMENT. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER.

         11. SUCCESSORS AND ASSIGNS. This Warrant and the rights evidenced hereby shall inure to the benefit of, and be binding upon, the successors and assigns of the Holder hereof and shall be enforceable by any such Holder. In the event this Warrant is sold, transferred or assigned, the transferor will give written notice to the Company within fifteen (15) days following such sale, transfer or assignment and in such notice designate the name and address of the transferee.



         [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and issued on its behalf.

         DATED as of _________ ___, 2002.


                                            SAVVIS COMMUNICATIONS CORPORATION
                                            A DELAWARE CORPORATION




                                            By:
                                                --------------------------------
                                                Name:
                                                Title:

                                SUBSCRIPTION FORM

                 (To be executed only upon exercise of Warrant)



         The undersigned registered owner of this Warrant irrevocably exercises this Warrant for and purchases ________ shares of Common Stock of SAVVIS Communications Corporation, a Delaware corporation, purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to _______________________________ whose address is _____________________________, and if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable thereunder to be delivered to the undersigned.

         DATED:  __________________, __________________________________________


                                                 By:
                                                        ------------------------
                                                 Name:
                                                        ------------------------
                                                 Title:
                                                        ------------------------


                                                 Address:
                                                          ---------------------

                                                          ---------------------

                                                          ---------------------

                                 ASSIGNMENT FORM


         FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:


                                                           No. of Shares
         Name and Address of Assignee                       Common Stock
         ----------------------------                       ------------







and does hereby irrevocably constitute and appoint as Attorney__________________ to register such transfer on the books of ________________________________ maintained for the purpose, with full power of substitution in the premises.

         DATED:  _________________, _____.  ____________________________________

                                                 By:
                                                        ------------------------
                                                 Name:
                                                        ------------------------
                                                 Title:
                                                        ------------------------


NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.


                           ACKNOWLEDGMENT BY ASSIGNEE

         The undersigned Assignee hereby acknowledges receipt of the Warrant Agreement, and agrees to be bound by its terms.


                                                 -------------------------------

                                                 By:
                                                        ------------------------
                                                 Name:
                                                        ------------------------
                                                 Title:
                                                        ------------------------

                                 Schedule 2.5(b)
                                 ---------------

1. $20,000,000 aggregate principal amount of the Company's 10% Convertible Senior Secured Notes due 2006 (the "2006 Notes") and 2006 Notes issued as payment-in-kind interest thereunder.

2. $37,500,000 aggregate principal amount of the Company's 12% Convertible Senior Secured Notes due 2005 (the "2005 Notes") and 2005 Notes issued as payment-in-kind interest thereunder.

3. The Company has committed to issue to GECC warrants exercisable into shares of Common Stock representing as of the Closing Date, 3% of the outstanding shares of Common Stock of the Company on a fully diluted and as converted basis (taking into account the issuance of the Series A Preferred Stock, the warrants issuable to GECC pursuant to the GECC Warrant Agreement and to Nortel pursuant to the Nortel Warrant Agreement, but (i) excluding shares of Common Stock or options, warrants or similar rights to purchase shares of Common Stock, which shares are issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock option, restricted stock, employee stock purchase or similar plan approved by the Board of Directors of the Company and
(ii) shares of Preferred Stock issued in excess of $57.5 million in cash, any shares of Preferred Stock issued for Senior Notes (as defined in the Agreement) and accrued interest thereon and shares of Preferred Stock issued in exchange for Senior Debt (as defined in the Agreement)).

4. The Company intends to grant options to employees to purchase not in excess of 35 million shares of Common Stock on or about the date of the Agreement.